Exhibit 10.1

GUARANTY AND SURETYSHIP AGREEMENT

This GUARANTY AND SURETYSHIP AGREEMENT (this “Guaranty”), dated May 28, 2019, made by JAGUAR HEALTH, INC., a Delaware corporation (“Guarantor”), in favor of Chicago Venture Partners L.P. (the “Lender”).

RECITALS

A.                                    NAPO PHARMACEUTICALS, INC., a Delaware corporation (“Company”), has delivered to the entities listed as “Initial Purchasers” the notes described in Exhibit A attached hereto (collectively, the “Notes”). The Notes remain outstanding under and are governed by that certain Amended and Restated Note Purchase Agreement, dated as of March 31, 2017 (the “NPA”).  Terms used herein but not otherwise defined shall have the meanings ascribed to them in the NPA.

B.                                    Kingdon Family Partnership, L.P. assigned its Notes to M. Kingdon Offshore Master Fund, L.P., effective November 1, 2017, pursuant to that certain Notification Letter, issued by Kingdon Capital Management LLC to Guarantor on September 13, 2017 and that certain Certification of Assignment of Assets, issued by Kingdon Capital Management LLC to Guarantor on October 2, 2017 (collectively, the “Kingdon Family Assignments”). Kingdon Associates assigned its Notes to M. Kingdon Offshore Master Fund, L.P., effective April 1, 2017, pursuant to that certain Notification Letter, issued by Kingdon Capital Management LLC to Guarantor on March 9, 2017 and that certain Certification of Assignment of Assets, issued by Kingdon Capital Management LLC to Guarantor on May 22, 2017 (collectively, the “Kingdon Associates Assignments”). Kingdon Credit Master Fund, L.P. assigned its Note to M. Kingdon Offshore Master Fund, L.P., effective February 1, 2019, pursuant to that certain Certification of Assignment of Convertible Promissory Note, issued by Kingdon Capital Management LLC to Guarantor on February 13, 2019 (the “Kingdon Credit Assignment” and together with the Kingdon Family Assignments and the Kingdon Associates Assignments, the “Assignments”). Pursuant to the Assignments, as of February 14, 2019, M. Kingdon Offshore Master Fund, L.P. was the holder of all Notes.

C.                                    Pursuant to that certain Note Purchase Agreement, dated as of May 24, 2019, M. Kingdon Offshore Master Fund, L.P. sold all Notes to Lender.

F.                                      The Guarantor, as owner of all of the outstanding shares of stock of the Company, will derive substantial direct and indirect benefit from the extension of credit made in connection with the Notes, and the Guarantor may receive a portion of the proceeds of extensions of credit under the Notes from time to time.

D.                                    This Guaranty is made by the Guarantor in consideration for the Lender’s willingness to maintain the Notes outstanding.

E.                                     The Guarantor acknowledges that it has, independently and without reliance upon the Lender or any representation by or other information from the Lender, made its own credit analysis and decision to enter into this Guaranty.

NOW, THEREFORE, in consideration of the premises, and intending to be legally bound, the Guarantor hereby agrees as follows:

(1)                                 The Guarantor hereby irrevocably and unconditionally guaranties, as primary obligor and not merely as surety, the due and punctual payment in full of all Obligations (as hereinafter defined) when the same shall become due, whether at stated maturity, by acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)).

(2)                                 The term “Obligations” is used herein in its most comprehensive sense and includes any and all obligations of Company now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising under or in connection with the Notes, including those arising under successive borrowing transactions under the Notes which shall either continue such obligations of Company or from time to time renew them after they have been satisfied.

(3)                                 Guarantor acknowledges the Obligations were incurred for and inure to the benefit of Guarantor.

(4)                                 Upon the failure of Company to pay any of the Obligations when and as the same shall become due, Guarantor will upon demand pay, or cause to be paid, in cash, to Lender an amount equal to the aggregate of the unpaid Obligations.

(5)                                 Anything contained in this Guaranty to the contrary notwithstanding, the obligations of Guarantor under this Guaranty shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of Guarantor (a) in respect of intercompany indebtedness to Company or other affiliates of Company to the extent that such indebtedness would be discharged in an amount equal to the amount paid by Guarantor hereunder and (b) under any guaranty of indebtedness subordinated in right of payment to the Obligations, which guaranty contains a limitation as to maximum amount similar to that set forth in the paragraph, pursuant to which the liability of Guarantor pursuant to applicable law or pursuant to the terms of any agreement.

(6)                                 The rights, powers and remedies given to Lender by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Lender by virtue of any statute or rule of law or in the Notes or any agreement between Guarantor and Lender or between Company and Lender.  Any forbearance or failure to exercise, and any delay by Lender in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

(7)                                 Guarantor hereby represents and warrants to Lender that:  (a) Guarantor is duly organized, validly existing and in good standing or subsisting under the laws of the state of its incorporation; (b) Guarantor has the power and authority to own and operate its properties, to transact the business in which it is now engaged and to execute and deliver this Guaranty; (c) has taken all necessary corporate action to authorize its execution, delivery and performance of this Guaranty; (d) this Guaranty has been duly executed and delivered by a duly authorized officer of Guarantor, and this Guaranty constitutes the legally valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws or equitable principles relating to or limiting creditors’ rights generally; and (e) the execution, delivery and performance of this Guaranty will not violate any provision of any existing law or regulation binding on Guarantor, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on Guarantor, or the organizational documents of Guarantor or any securities issued by Guarantor, or any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which Guarantor is a party or by which Guarantor or any of its assets may be bound, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of Guarantor and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(8)                                 This Guaranty shall inure to the benefit of Lender and its successors and assigns.  In case any provision in or obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

(9)                                 THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF GUARANTOR AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(10)                          ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTY MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY GUARANTOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS GUARANTY.  Guarantor hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Guarantor at its address set forth below its signature hereto, such service being hereby acknowledged by

Guarantor to be sufficient for personal jurisdiction in any action against Guarantor in any such court and to be otherwise effective and binding service in every respect.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Lender to bring proceedings against Guarantor in the courts of any other jurisdiction.

(11)                          GUARANTOR AND, BY THEIR ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY, PAYEE AND ANY SUBSEQUENT HOLDER OF THE NOTES, HEREBY IRREVOCABLY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS GUARANTY AND THE GUARANTOR/BENEFICIARY RELATIONSHIP THAT IS BEING ESTABLISHED.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Guarantor and, by their acceptance of the benefits of this Guaranty, Lender and any subsequent holders of the Notes, each (a) acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Guaranty or making the loan evidenced by the Notes, as the case may be, and that each will continue to rely on this waiver in their related future dealings, and (b) further warrants and represents that each has reviewed this waiver with its legal counsel and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS GUARANTY.  In the event of litigation, this provision may be filed as a written consent to a trial by the court.

(12)                          This Guaranty may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original for all purposes; but all such counterparts together shall constitute but one and the same instrument.  This Guaranty shall become effective as to each Guarantor upon the execution of a counterpart hereof by such Guarantor (whether or not a counterpart hereof shall have been executed by any other Guarantor) and receipt by Lender of written or telephonic notification of such execution and authorization of delivery thereof.

[Signatures to Follow]

IN WITNESS WHEREOF, Guarantor caused this Guaranty and Suretyship Agreement to be executed by its duly authorized officer as of the date set forth below.

GUARANTOR:

JAGUAR HEALTH, INC.

By:	/s/ Lisa A. Conte
Name:	Lisa A. Conte
Title:	President and CEO

Address: 201 Mission Street, Suite 2375 San Francisco, CA 94105

Telephone: 415.516.2732
Fax: 415.371.8311
Email: lconte@jaguar.health

Date:	May 28, 2019

[GUARANTY AND SURETYSHIP AGREEMENT]

EXHIBIT A

NOTES

Initial Purchaser	Issuance Date	Initial Principal Amount	Current Holder
Kingdon Associates (assigned to M. Kingdon Offshore Master Fund, L.P. on April 1, 2017)	December 30, 2016	$1,112,500.00	Chicago Venture Partners L.P.
Kingdon Family Partnership, L.P. (assigned to M. Kingdon Offshore Master Fund, L.P. on November 1, 2017)	December 30, 2016	$225,000.00	Chicago Venture Partners L.P.
M. Kingdon Offshore Master Fund, L.P.	December 30, 2016	$1,162,500.00	Chicago Venture Partners L.P.
M. Kingdon Offshore Master Fund, L.P.	June 30, 2017	$125,338.72	Chicago Venture Partners L.P.
Kingdon Family Partnership, L.P. (assigned to M. Kingdon Offshore Master Fund, L.P. on November 1, 2017)	July 31, 2017	$600,000.00	Chicago Venture Partners L.P.
M. Kingdon Offshore Master Fund, L.P.	July 31, 2017	$5,900,000.00	Chicago Venture Partners L.P.
Kingdon Credit Master Fund L.P. (assigned to M. Kingdon Offshore Master Fund, L.P. on February 1, 2019)	July 31, 2017	$1,000,000.00	Chicago Venture Partners L.P.
Total		$10,125,338.72